 Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CENTRAL EUROPEAN MEDIA ENTERPRISES ANNOUNCES THAT MICHAEL GARIN IS RETIRING AS CHIEF EXECUTIVE OFFICER OF THE COMPANY AND WILL BECOME VICE-CHAIRMAN OF THE BOARD OF DIRECTORS

- Adrian Sarbu appointed President and Chief Operating Officer -

Hamilton, Bermuda – December 15, 2008 – Central European Media Enterprises Ltd. (“CME”) (Nasdaq/Prague Stock Exchange: CETV) announced that, effective January 1, 2009, Michael Garin is retiring as Chief Executive Officer of the company. Mr. Garin will continue to be involved with CME as Vice-Chairman of the Board.

Michael Garin was appointed Chief Executive Officer of CME in 2004 and under his leadership CME grew to become the leading broadcaster in Central and Eastern Europe operating 22 TV networks. Mr. Garin was instrumental in defining the company’s strategy and its growth over the last five years.

Adrian Sarbu, Chief Operating Officer, has been appointed President of the Company and will continue to serve as Chief Operating Officer.

Ronald Lauder, CME’s founder and Chairman of the Board, said in a statement: "I would like to thank Michael for his contributions as Chief Executive Officer over the past five years. The more than fivefold increase in the Company’s enterprise value during his tenure is an incredible record of achievement.”

“Adrian has been CME’s partner in Romania since 1995 and was promoted to Regional Director in 2006 and Chief Operating Officer in 2007. Throughout his time with the company, he has demonstrated outstanding management abilities. I look forward to the continued development of CME under his leadership," Ronald Lauder added.

Michael Garin said: “CME remains in very strong hands.  My greatest source of pride is in our 3,500 employees – less than 40 of whom are from outside the region.  Building a company that has empowered the people from our seven countries – Bulgaria, Czech Republic, Croatia, Romania, Slovak Republic, Slovenia and Ukraine – will be my lasting legacy.”

CME is a broadcasting company operating leading networks in seven Central and Eastern European countries with an aggregate population of approximately 97 million people. CME’s television stations are located in Bulgaria (TV2 and Ring TV), Croatia (Nova TV), Czech Republic (TV Nova, Nova Cinema, Nova Sport and MTV Czech), Romania (PRO TV, PRO TV International, Acasa, PRO Cinema, Sport.ro and MTV Romania), Slovak Republic (Markíza, Nova Sport and MTV Czech), Slovenia (POP TV, Kanal A) and Ukraine (Studio 1+1, Studio 1+1 International, Kino, Citi). CME is traded on the NASDAQ and the Prague Stock Exchange under the ticker symbol “CETV”.

#  #  #  #  #

For further information visit: www.cetv-net.com, or contact:
Romana Tomasova
Director of Corporate Communications
Central European Media Enterprises
+44 (0)20 7430 5357
romana.tomasova@cme-net.com